Centrus Energy Selects Geiger Brothers as Construction Contractor for Major Uranium Enrichment Plant Expansion Selection expands Centrus’ growing best-in-class partnership network and provides avenues for potential cost mitigation Bethesda, Md. — Centrus Energy Corp. (NYSE: LEU) today announced that it has selected Geiger Brothers, Inc. as the construction contractor for the Company’s previously announced, multi-billion-dollar expansion of its uranium enrichment capacity in Piketon, Ohio. This marks another major milestone as Centrus accelerates its effort to deploy thousands of additional centrifuges to produce Low-Enriched Uranium (LEU) and High- Assay, Low-Enriched Uranium (HALEU) Centrus is the only company with deployment- ready technology that can meet both commercial and U.S. national security demands. As previously announced, Fluor Corporation is serving as the project’s Engineering, Procurement, and Construction (EPC) contractor. Fluor is overseeing engineering, design, project management, supply chain activities, and procurement of key materials and services, while crews from Geiger Brothers will conduct the on-the-ground construction work in Ohio. Centrus believes this structure generates efficiencies that could mitigate some project costs. “Geiger Brothers brings more than a century of experience and a strong Ohio workforce to our project,” said Centrus President and CEO Amir Vexler. “Their deep expertise in complex industrial construction, including work across the energy and nuclear sectors, makes them an ideal partner as we scale up production capacity. This partnership is another example of our commitment to bring in lead times and reduce unit costs for our project. With Fluor’s global EPC leadership and Geiger’s local capabilities, we are assembling a best-in-class team to deliver this expansion safely, efficiently, and on schedule.” A Proven Ohio-Based Construction Leader Founded in 1909 and headquartered in Jackson, Ohio, Geiger Brothers is a multi-craft, multi-discipline construction and engineering firm with more than 100 years of experience delivering mechanical, electrical, plumbing, fabrication, and industrial construction projects. The company provides integrated construction solutions across Ohio, Kentucky, West Virginia, and Tennessee, and is known for its rigor in safety, quality, and execution. Geiger Brothers’ portfolio includes work across energy, infrastructure, industrial, commercial, and nuclear markets. As an employee-owned company, Geiger Brothers emphasizes craftsmanship, responsiveness, and continuous improvement—qualities that align with Centrus’ commitment to operational excellence. Notably, Geiger Brothers served as a key construction partner in the deployment of Centrus’ existing HALEU cascade as well as an earlier LEU demonstration cascade which was completed in 2013. “We are proud to support this historic investment in America’s nuclear fuel supply chain,” said Erik Massie, President and Chief Financial Officer of Geiger Brothers. “Our roots are in Ohio, and we look forward to contributing to a project that strengthens U.S. energy security, creates local jobs, and bolsters domestic manufacturing.” About the Expansion Project Centrus’ multi-billion-dollar expansion will add thousands of AC100M centrifuges at its American Centrifuge Plant in Piketon, restoring America’s ability to enrich uranium at a large scale with domestic technology. Fluor and Geiger Brothers will work alongside Centrus’ existing manufacturing and engineering teams to advance the next phase of construction. Centrifuge manufacturing to support the expansion launched in December 2025 at Centrus’ centrifuge manufacturing plant in Oak Ridge, Tennessee. This expanded capacity will support Centrus’ $2.3 billion commercial LEU backlog and provide at least 12 metric tons per year of urgently-needed HALEU production capacity. About Centrus Energy Corp. Centrus Energy is a trusted American supplier of nuclear fuel and services for the nuclear power industry, helping meet the growing need for clean, affordable, carbon-free energy. Since 1998, the Company has provided its utility customers with more than 1,850 reactor years of fuel, which is equivalent to more than 7 billion tons of coal. With world-class technical and engineering capabilities, Centrus is pioneering production of High-Assay, Low-Enriched Uranium and is leading the effort to restore America's uranium enrichment capabilities at scale so that we can meet our clean energy, energy security, and national security needs. Find out more at www.centrusenergy.com or follow us on LinkedIn and X.